Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-07255, 333-30324, 333-118312 and 333-157504) of Chesapeake Energy Corporation of our report dated June 29, 2009 relating to the financial statements of Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan, which appears in this Form 11-K.

PricewaterhouseCoopers LLP

Tulsa, Oklahoma

June 29, 2009